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ENGAGE(R)

                                                                    EXHIBIT 99.9
                                                        Contact:
                                                        Peggy O'Shea
                                                        Fleishman-Hillard
                                                        osheap@fleishman.com
                                                        Phone: 617-267-8223
                                                        Mobile: 617-331-6989

                  ENGAGE ANNOUNCES A TRANSACTION WITH CMGI TO
                ELIMINATE $60 MILLION IN ENGAGE DEBT AND RETIRE
                           76% OF ENGAGE'S SECURITIES

Improved financial position and new leadership team position company for growth

ANDOVER, Mass., September 9, 2002 - Engage, Inc. (OTCBB: ENGA), a pioneer in enterprise software and services for advertisers, marketers and publishers, today announced a transaction with CMGI, Inc. (Nasdaq: CMGI) under which CMGI canceled $60 million of debt owed to it by Engage and transferred all of its holdings of Engage securities back to Engage for retirement. Engage also announced the appointment of a new leadership team including John Barone, as its new President and Chief Operating Officer and member of its Board of Directors, and Lisa McAlister, its recently appointed Chief Financial Officer and Treasurer. Engage believes its improved financial position, resulting from the elimination of essentially all of its debt, and appointment of a new leadership team strongly positions the company for growth.

Under the terms of the transaction, CMGI canceled approximately $60 million in debt owed by Engage to CMGI and transferred to Engage for retirement approximately 148.4 million shares of common stock of Engage owned by CMGI, representing approximately 76% of the outstanding shares of Engage's common stock prior to the close of the transaction. As consideration for CMGI's cancellation of the debt and the transfer to Engage of CMGI's shares, Engage paid to CMGI an aggregate of $2.5 million in cash at the closing, issued CMGI a warrant to purchase 9.9% of the shares of Engage common stock outstanding at the time of exercise, and has agreed to pay CMGI future payments of $6 million. The $6 million future payments consist of a $2 million non-interest bearing promissory


WWW.ENGAGE.COM

Engage, Inc. 100 Brickstone Square, 2nd Floor Andover, MA 01810 tel 978-684-3884 fax 978-684-3636
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ENGAGE(R)


note due in 2006 issued by Engage to CMGI and future earn-out payments of up to $6 million based on Engage's quarterly operating income starting with the fiscal quarter ending October 31, 2003. Principal due on the note will be canceled to the extent the earnout payments made by Engage exceed $4 million as of the maturity date of the note in 2006.

Barone, who most recently held the position of Senior Vice President of Sales and Marketing at Engage, will assume leadership of Engage from Christopher Cuddy, who was brought in to lead the company through a period of significant transition and systematic restructuring over the past year and is now stepping down from his position as interim President and CEO to pursue other opportunities. As President and COO and member of the Board of Directors, Barone will lead the company as it begins its evolution from a majority-owned operating company of CMGI into an independent, world-class developer of marketing software and services.

"John has the wealth of experience needed to fuel Engage's growth and development," said Ed Bennett of Engage's Board of Directors. "We already support some of the world's most respected retail brands, and John's 20 years of enterprise software experience, coupled with his keen understanding of our customers, will enable him to guide Engage on our course toward clear market leadership."

McAlister joined Engage as its Chief Financial Officer and Treasurer in June. She has brought to Engage more than 15 years of financial and operating experience in public and venture-backed private companies as well as an extensive background in capital-raising and financial restructuring. Ms. McAlister has, and will continue to play an integral part in developing the strategy and execution of the plan for Engage's future growth.

"This transaction will significantly benefit Engage by essentially eliminating all debt and allowing us to focus financial resources on serving and broadening our


WWW.ENGAGE.COM

Engage, Inc. 100 Brickstone Square, 2nd Floor Andover, MA 01810 tel 978-684-3884 fax 978-684-3636
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ENGAGE(R)

client base and continuing to improve our industry-leading enterprise software solutions for advertising, marketing, and promotion programs," said Barone.

ABOUT ENGAGE, INC.

Engage, Inc. (ENGA:OB) is a leading provider of advertising, marketing and promotion (AMP) software solutions. Engage's digital asset management and workflow automation software enables the creation, production and delivery of marketing and advertising content more quickly and efficiently, increasing time-to-market advantages, boosting productivity and ultimately driving higher ROI from marketing programs and advertising campaigns. The company's Internet ad management business platform powers the effective and efficient design and delivery of online campaigns for web publishers who are competing for advertising revenue in a rapidly evolving medium. A publicly owned company, Engage is headquartered in Andover, Massachusetts, with European headquarters in London and offices worldwide. For more information on Engage, please call 877-U ENGAGE or visit http://www.engage.com

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements and include statements regarding the expected benefits of the transaction with CMGI. Such statements are based on our current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to, the risks discussed in Engage's Annual Report on Form 10-K for the fiscal year ended July 31, 2001. Forward-looking statements speak only as of the date they are made, and we undertake no duty or obligation to update any forward-looking statements in light of new information or future events, unless required by law.

                                      # # #


WWW.ENGAGE.COM

Engage, Inc. 100 Brickstone Square, 2nd Floor Andover, MA 01810 tel 978-684-3884 fax 978-684-3636